Exhibit 23.2




                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of (1) our report dated January 30, 2002, except for Note 15, as to which the date is October 22, 2002, relating to the financial statements, which appears in Home Properties of New York, Inc.'s Form 8-K filed on October 22, 2002 and (2) our report dated January 30, 2002, relating to the financial statement schedule, which appears in Home Properties of New York, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our reports (1) dated October 23, 2002 and October 15, 2002 relating to the financial statements of the Holiday Properties and Cider Mill Apartments, respectively, which reports are included in the Form 8-K dated March 1, 2002 and filed on October 25, 2002 and (2) dated August 26, 2001, October 1, 2001, October 1, 2001, October 3, 2001 and November 19, 2001 relating to the financial statements of Virginia Village, Fenland Field Apartments, Courtyard Village Apartments, Devonshire Hills (formerly Windsor at Hauppauge) and the Wellington Properties, respectively, which reports are included in the Form 8-K/A Amendment No. 1 dated March 30, 2001 and filed on November 27, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
October 25, 2002